Exhibit 99.1

News Release
2 North Riverside Plaza, Suite 1250 • Chicago IL 60606 • 800-458-2235 •www.freightcaramerica.com
FOR RELEASE August 27, 2010
FreightCar America appoints Joseph E. McNeely as Chief Financial Officer
Christopher L. Nagel has left the Company to pursue new opportunities
CHICAGO — August 27, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has appointed Joseph (Joe) E. McNeely as Chief Financial Officer, effective September 13, 2010. McNeely succeeds Christopher L. Nagel, who has left the Company by mutual consent to pursue new opportunities.
McNeely, 45, has 25 years experience in finance and accounting, and has spent the last 10 years in the railcar industry. He has established relationships with many of FreightCar America’s valued partners and most recently served as Vice President at Mitsui Rail Capital, LLC, a subsidiary of Mitsui and Company. While working for Mitsui, McNeely focused his efforts on business development and improving asset utilization. Previously, he held positions at GATX Corporation, including Vice President Finance for GATX Rail and Vice President Finance and IT for GATX Terminals Corporation.
“Joe will be a great complement to our executive team, as his financial and industry experience will help guide the Company through a period of economic and industry challenges as we position the Company for recovery,” said Ed Whalen, President and Chief Executive Officer of FreightCar America. “We are confident that Joe’s experience, as well as the experience of our broader leadership team, will provide a solid foundation for optimizing FreightCar America’s future performance and help guide the Company’s strategic long-term growth.”
Whalen concluded, “I would like to thank Chris for his contributions to the Company, and wish him well as he pursues new opportunities.”
About FreightCar America, Inc.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
Forward-Looking Statements
This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.
Media and Investor Contact
Laurence M. Trusdell
General Counsel & Corporate Secretary
(312) 928-0884
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